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                                     ANCHOR
                                  INTERNATIONAL
                                      BOND
                                      TRUST


                                 ANNUAL REPORT
                                DECEMBER 31, 1996

                         ANCHOR INTERNATIONAL BOND TRUST


                       STATEMENT OF ASSETS AND LIABILITIES
                                  DECEMBER 31, 1996


Assets:
Investments at quoted market value (cost $24,841,134;
 see Schedule of Investments, Notes 1, 2, & 5).......   $   25,530,805
Cash ................................................          162,967
Interest receivable..................................          448,916
Other assets.........................................              442
                                                            -----------
    Total assets.....................................       26,143,130
                                                            -----------

Liabilities:
Accrued expenses and other liabilities (Note 3)......           38,423
                                                            -----------
    Total liabilities................................           38,423
                                                            -----------

Net Assets:
Capital stock (unlimited shares authorized at $1.00 par
value, amount paid in on 3,136,313 shares outstanding)
,(Note 1).............................................      25,687,713
Accumulated undistributed net investment income......         910,,814
Accumulated realized loss from security transactions,       (1,183,491)
net
Net unrealized appreciation in value of investments
(Note 2).............................................           689,671
                                                            ===========
    Net assets (equivalent to $8.32 per share, based on
     3,163,313 capital shares outstanding)...........       $26,104,707
                                                             ===========

                         ANCHOR INTERNATIONAL BOND TRUST


                             STATEMENT OF OPERATIONS
                                DECEMBER 31, 1996



Income:
 Interest............................................   $ 1,095,882
                                                        -----------
    Total income.....................................     1,095,882
                                                        -----------

Expenses:
 Management fees, net (Note 3).......................      193,677
 Pricing and bookkeeping fees (Note 4)...............       22,000
 Legal fees..........................................       13,500
 Audit and accounting fees...........................       23,000
 Transfer fees (Note 4)..............................        5,000
 Trustees' fees and expenses.........................        1,800
 Custodian fees......................................        7,200
 Other expenses......................................        6,051
                                                        -----------
    Total expenses...................................      272,228
                                                        -----------

Net investment income................................      823,654
                                                        -----------

Realized and unrealized loss on investments:
  Realized loss on investments-net...................      (995,541)
  Decrease in net unrealized appreciation in investments (1,190,814)
                                                         -----------
    Net loss on investments..........................    (2,186,355)
                                                        ===========

Net decrease in net assets resulting from operations.   $(1,362,701)
                                                        ===========

                         ANCHOR INTERNATIONAL BOND TRUST

                       STATEMENTS OF CHANGES IN NET ASSETS



                                          Year Ended   Year Ended
                                         December 31,   December
                                             1996       31, 1995
                                         --------------------------
From operations:
 Net investment income................... $ 823,654     1,195,537
 Realized (loss) gain on investments, net  (995,541)      926,397
 (Decrease) increase in net unrealized
  appreciation in investments............ (1,190,814)   1,933,199
                                          ------------  -----------
    Net (decrease) increase in net assets
resulting from operations................ (1,362,701)   4,055,133
                                          ------------  -----------
Distributions to shareholders:
 From net investment income
   ($0.73 per share in 1995).............       --      (2,166,789)
                                          ------------  -----------
    Total distributions to shareholders..       --      (2,166,789)
                                          ------------  -----------

From capital share transactions:

                        Number of Shares
                         1996    1995
                       --------- ---------
 Proceeds from sale
of                     178,697   903,873    1,531,714    7,818,146
   shares............
 Shares issued to
shareholders
in distributions
reinvested............   --      249,056       --         2,166,788
Cost of shares
redeemed.............. (247,900) (288,403) (2,112,416)   (2,721,530)
                       --------- --------- ----------- -------------
(Decrease) increase
in net assets
resulting from
capital share
transactions........   (69,203)  864,526   (580,702       7,263,404
                       ========= ========= ------------  -----------

Net (decrease) increase in net assets....  (1,943,403)   9,151,748
Net assets:
  Beginning of period....................  28,048,110    18,896,362
                                           ============  ===========
  End of period (including undistributed
net investment income of $910,814 and
$87,160, respectively)................... $26,104,707   $28,048,110
                                          ============  ===========

                         ANCHOR INTERNATIONAL BOND TRUST

                      SELECTED  PER SHARE  DATA AND  RATIOS
               (for a share  outstanding throughout each period)



                                  Year Ended December 31,
                        1996      1995     1994      1993     1992
                      ------------------------------------------------

Investment income....   $0.35     $0.89    $0.19     $0.55    $0.59
Expenses, net........    0.09      0.17     0.04      0.08     0.09
                      --------- --------------------------------------
Net investment income.   0.26      0.72     0.15      0.47     0.50
Net realized and
unrealized              (0.69)     0.69     0.48     (0.41)   (0.23)
 gain (loss) on
investments..........
Distributions to
shareholders:
  From net investment
  income.............    --       (0.73)   (0.44)    (0.13)   (0.39)
  From net realized
  gain on investments... --        --       --        --       --
                        --------- --------------------------------------
Net increase
(decrease)              (0.43)     0.68     0.19     (0.07)   (0.12)
 in net asset value..
Net asset value:
 Beginning of period.    8.75      8.07     7.88      7.95     8.07
                      ========= ======================================
 End of period.......   $8.32     $8.75    $8.07     $7.88    $7.95
                      ========= ======================================
Ratio of expenses to
 average net assets..    1.06%     1.06%    1.09%     1.06%    1.05%
Ratio of net
investment in-
come to average net
assets...............    3.19%     4.40%    3.90%     5.78%    6.14%
Portfolio turnover...     --        --       --        --       --
Number of shares out-
 standing at end of
period...............  3,136,313 3,205,516 2,340,990 2,158,000 2,125,348

                         ANCHOR INTERNATIONAL BOND TRUST

                             SCHEDULE OF INVESTMENTS
                                DECEMBER 31, 1996
                                                           Value
 Quantity                                                (Note 1)
FOREIGN BONDS -- 51.39%
         German Mark -- 25.89%
1,550,000Bundesobl, 5.060%, due 05/21/01................   $1,015,250
2,000,000Bundesrepublik Deutscheland, 6 %, due 04/20/98.    1,327,000
1,500,000Deutsch Bundesbahn, 6.125%, due 01/30/97.......      964,500
2,000,000Deutsch Bundespost, 6.25%, due 10/01/03........    1,334,600
3,000,000Deutschland, 7.125%, due 12/20/02..............    2,115,900
                                                            ----------
                                                            6,757,250
                                                            ----------
         Netherlands Guilders -- 22.44%
1,500,000ABN-AMRO Bank, 6.375%, due 04/21/00............      893,400
2,000,000Bank Voor Nederlandse Gemeenten, 7.00%, due
         03/10/03.......................................    1,252,200
1,000,000Nationale Nederlanden, 8.75%, due 02/11/97.....      580,500
2,000,000Nederland, 7.25%, due 10/01/04.................    1,282,400
2,000,000Nederlands, 6.50%, due 04/15/03................    1,237,400
1,000,000Nederlandse Waterschapsbank, 6.625%, due
         07/21/03.......................................      612,900
                                                            ----------
                                                            5,858,800
                                                            ----------
         Swiss Francs -- 3.06%
 500,000 General Electric Capital Corp., 5.25% due
         02/02/99.......................................      394,150
 500,000 Toyota Motor Credit Corp., 5.375%, due 02/14/01      405,550
                                                            ----------
                                                              799,700
                                                            ----------

       Total foreign bonds (cost $12,751,841).........      13,415,750
                                                            ----------
FOREIGN CURRENCY -- 0.53%
 213,750 Deutsche Marks.................................      137,142
                                                            ----------
         Total foreign currency (cost $137,227).........      137,142
                                                            ----------
FOREIGN TIME DEPOSITS -- 45.88%
4,938,954Deutsche Mark, maturing 01/02/97,
          at 3.00%......................................    3,168,833
6,565,607Deutsche Mark, maturing 01/03/97,
          at 3.375%.....................................    4,212,493
5,182,379Netherland Guilder, maturing 01/03/97,
          at 2.937% ....................................    2,995,415
2,142,896Swiss Francs, maturing 01/03/97,
          at 3.50% .....................................    1,601,172
                                                           ----------

      Total foreign time deposits (cost $11,952,066)....   11,977,913
                                                           ----------

         Total investments (cost $24,841,134)...........   25,530,805
                                                           ----------

CASH & OTHER ASSETS, LESS LIABILITIES -- 2.20%                573,902
                                                           ----------

         Total Net Assets............................... $ 26,104,707
                                                           ==========

                         ANCHOR INTERNATIONAL BOND TRUST


                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)

1. Significant accounting policies:
   Anchor International Bond Trust, a Massachusetts business trust (the "Trust"), is registered under the Investment Company Act of 1940, as amended, as a diversified, open-end investment management company. The following is a summary of significant accounting policies followed by the Trust which are in conformity with those generally accepted in the investment company industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A. Investment securities-- Security transactions are recorded on the date the investments are purchased or sold. Each day, securities traded in the foreign over-the-counter market are valued at the closing bid price of the European markets; other investment securities traded on a national securities exchange are valued at the last sales price as of 12:00 noon, or, if there has been no sale by noon, at the current bid price. Other securities for which market quotations are readily available are valued at the last known sales price, or, if unavailable, the known current bid price which most nearly represents current market value. Options are valued in the same manner. Foreign currencies and foreign denominated securities are translated at current market exchange rates as of noon. Temporary cash investments are stated at cost, which approximates market value. Dividend income is recorded on the ex-dividend date and interest income is recorded on the accrual basis. Gains and losses from sales of investments are calculated using the "identified cost" method for both financial reporting and federal income tax purposes.
   B. Income Taxes-- The Trust has elected to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute each year all of its taxable income to its shareholders. No provision for federal income taxes is necessary since the Trust intends to qualify for and elect the special tax treatment afforded a "regulated investment company" under subchapter M of the Internal Revenue Code.
   C. Capital Stock-- The Trust records the sales and redemptions of its capital stock on trade date.
   D. Foreign Currency-- Amounts denominated in or expected to settle in foreign currencies are translated into United States dollars at rates reported by a major Boston bank on the following basis:
     A. Market value of investment securities, other assets and liabilities at the 12:00 noon Eastern Time rate of exchange at the balance sheet date.
     B. Purchases and sales of investment securities, income and expenses at the rate of exchange prevailing on the respective dates of such transactions (or at an average rate if significant rate fluctuations have not occurred).



    The Trust does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from investments. Reported net realized foreign exchange gains or losses arise from sales and maturities of short term securities, sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Trust's books, and the United States dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the value of assets and liabilities other than investments in securities at fiscal year end, resulting from changes in the exchange rate.
2. Tax basis of investments:
   At December 31, 1996, the total cost of investments for federal income tax purposes was identical to the total cost on a financial reporting basis. Aggregate gross unrealized appreciation in investments in which there was an excess of market value over tax cost was $869,559. Aggregate gross unrealized depreciation in investments in which there was an excess of tax cost over market value was $179,888. Net unrealized appreciation in investments at December 31, 1996 was $689,671.
3. Investment advisory service agreements:
   The investment advisory contract with Anchor Investment Management Corporation (the "investment adviser") provides that the Trust will pay the adviser a fee for investment advice based on 3/4 of 1% per annum of average daily net assets. At December 31, 1996, investment advisory fees of $16,614 were due which were included in "Accrued expenses and other liabilities" in the accompanying Statement of Assets and Liabilities. David Y. Williams, a Trustee of the Trust, is President and a Director of the Investment Adviser.
4. Certain transactions:
   Anchor Investment Management Corporation provides transfer agent services for the Trust. Fees earned by Anchor Investment Management Corporation for transfer agent services for the year ended December 31, 1996 were $5,000. Certain officers and trustees of the Trust are directors and/or officers of the investment adviser and distributor. Meeschaert & Co., Inc. the Trust's distributor, received no brokerage commissions during the year ended December 31, 1996. Fees earned by Anchor Investment Management Corporation for expenses related to daily pricing of the Trust shares and for bookkeeping services for the year ended December 31, 1996 were $22,000.

                        ANCHOR INTERNATIONAL BOND TRUST


                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1996

                                   (Continued)


5. Purchases and sales:
   Aggregate cost of purchases and the proceeds from sales and maturities on investments for the year ended December 31, 1996 were:
    Cost of securities acquired:
      U.S. Government and investments backed by
       such securities........................... $   --
      Other investments.......................     519,328,239
                                                  =============
                                                  $519,328,239
                                                  =============
    Proceeds from sales and maturities:
      U.S. Government and investments backed by
      such securities..........................   $    --
      Other investments.......................     518,680,580
                                                  -------------
                                                  $518,680,580
                                                  -------------

                         ANCHOR INTERNATIONAL BOND TRUST




INDEPENDENT AUDITORS' REPORT


To the Shareholders and Trustees of Anchor International Bond
Trust:


We have audited the accompanying statement of assets and liabilities of Anchor International Bond Trust (a Massachusetts business trust), including the schedule of investments, as of December 31, 1996, the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the selected per share data and ratios for each of the five years in the period then ended. These financial statements and per share data and ratios are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1996 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the financial position of Anchor International Bond Trust as of December 31, 1996, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the selected per share data and ratios for each of the five years in the period then ended, in conformity with generally accepted accounting principles.



                                       LIVINGSTON & HAYNES, P.C.



Wellesley, Massachusetts,
January 17, 1997.

                         ANCHOR INTERNATIONAL BOND TRUST

                              OFFICERS AND TRUSTEES




DAVID W.C. PUTNAM                            Chairman
Chairman, Board of Directors, F.L. Putnam    and Trustee
Investment Management Corporation
President and Director, F.L. Putnam
Securities Company Incorporated

J. STEPHEN PUTNAM                            Vice President and
President, Robert Thomas Securities          Treasurer

SPENCER H. LE MENAGER                        Secretary
President, Equity Inc.                       and Trustee

MAURICE A. DONAHUE                           Trustee
Director and Professor, Institute for
Governmental Services and
Walsh-Saltonstall Professor of Practical
Politics, University of Massachusetts

DAVID Y. WILLIAMS                            President
President and Director, Meeschaert & Co.,    and Trustee
Inc.,
President and Director, Anchor Investment
Management Corporation

                         ANCHOR INTERNATIONAL BOND TRUST


                    INVESTMENT ADVISER AND TRANSFER AGENT
                  Anchor Investment Management Corporation
               2717 Furlong Rd., Doylestown, Pennsylvania 18901
                                (215) 794-2980

                                   DISTRIBUTOR
                             Meeschaert & Co., Inc.
               2717 Furlong Rd., Doylestown, Pennsylvania 18901

                                    CUSTODIAN
                         Investors Bank & Trust Company
                  89 South Street, Boston, Massachusetts 02111

                          INDEPENDENT PUBLIC ACCOUNTANT
                            Livingston & Haynes, P.C.
                  40 Grove St., Wellesley, Massachusetts 02181

                                  LEGAL COUNSEL
                  Yukevich, Blume, Marchetti & Zangrilli
            One Gateway Center, Pittsburgh, Pennsylvania 15222